Interim Chief Scientific Officer Agreement Addendum

This Interim Chief Scientific Officer Agreement Addendum ("**Addendum**") is attached to and incorporated into the Interim Chief Scientific Officer Agreement ("**Agreement**") dated as of November 11, 2024, by and between Anthony Daniyan, MD (interim Chief Scientific Officer "**CSO**") and PromiCell, Inc., ("**Company**" and with CSO, the "**Parties**"). The Parties hereby acknowledge and agree to the following:

1. **Primacy of Employment Obligations and Academic Freedom**.
   a. CSO's primary employment and professional responsibilities will be to Memorial Sloan Kettering Cancer Center and its affiliates ("**MSK**").
   b. CSO's services for Company will not restrict or interfere with CSO's right to perform activities with or for MSK, such as (i) conducting research (including sponsored research) with MSK; (ii) publishing the results of research or education with MSK; (iii) consulting for other companies; and (iv) conducting other academic and administrative activities for MSK.
   c. CSO will provide services to Company in his/her capacity as an individual, and not as an agent, employee, or representative of MSK. CSO will not use or reference, and Company will not request CSO to use or reference, the proprietary information, intellectual property, confidential information, or materials of MSK (or of a third party held by MSK) in relation to CSO's performance of services for Company.
   d. CSO is bound by MSK's policies (including policies on consulting activities), and CSO's obligations under such policies take priority over any obligations that CSO may have to Company.
2. **Work Product**.
   a. If provided in the Agreement, all inventions, discoveries, and work product made under the Agreement (collectively, "**Work Product**") will be the sole and exclusive property of Company; provided, however, that Company will not obtain any rights of ownership or use in any Work Product that (i) received financial support from MSK or from any grant, contract, or other arrangement between MSK and a third party; (ii) was made with substantial use of any space, facilities, or resources of MSK; or (iii) contains or results from use of the proprietary information, intellectual property, confidential information, or materials of MSK (or of a third party held by MSK).
   b. CSO has a right to use any Work Product that does not contain Company's confidential information (including intellectual property).
3. **Use of Name**.
   a. Company will not use the name of MSK or CSO in any public materials or media without the prior written approval of (i) MSK regarding uses of MSK's name and (ii) MSK and CSO regarding uses of CSO's name (except for uses of CSO's name as necessary for compliance with federal or state transparency laws).
4. **Miscellaneous**.
   a. Company will comply with all applicable laws, ethical codes, and continuing medical education requirements.
   b. Company will indemnify, defend, and hold harmless CSO and MSK and its officers, directors, employees, and agents from and against all costs, damages, liabilities, and expenses (including reasonable attorneys' fees) and other losses arising out of Company's violation of the anti-kickback statute or any other federal or state law.
   c. CSO will have no obligation to indemnify Company or any related persons or entities. Nothing in the Agreement will restrict or limit CSO's right to provide consulting or other services to other companies or entities.
   d. This Addendum is incorporated into the Agreement; in the event of a conflict between this Addendum and the main body of the Agreement, this Addendum will control regardless of any provision in the main body of the Agreement stating that the Agreement controls in the event of a conflict; there are no oral or written agreements related to CSO's services for Company other than the Agreement.
   e. MSK is a third-party beneficiary under this Addendum and is entitled to all rights and benefits under this Addendum, including the right to enforce its terms against Company.
   f. The exclusive venue and jurisdiction for all claims relating to this Addendum will be in the United States in federal and state courts in the State of New York, and such claims will be governed by the laws of the State of New York (without regard to conflicts of laws principles).

COMPANY		**INTERIM CHIEF SCIENTIFIC OFFICER**	
Signature:	[signature]	Signature:	[signature]
Name:	Miltiadis Sougioultzoglou	Name:	Anthony Daniyan
Title:	CEO	Title:	MD
Date:	November 11, 2024	Date:	12.23.2024